Exhibit 5.1

October 26, 2016

Stereotaxis, Inc.

4320 Forest Park Avenue, Suite 100

St. Louis, MO 63108

Ladies and Gentlemen:

We have acted as special counsel to Stereotaxis, Inc., a Delaware corporation (the “Company”), in connection with the offer and resale of 86,065,014 shares (the “Shares”) of common stock of the Company, par value $0.001 per share, pursuant to the Company’s Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on October 26, 2016, on behalf of the selling stockholders named therein. The Shares consist of (i) up to 48,000,001 shares the Company’s common stock (the “Preferred Shares”) issuable upon conversion of 24,000 shares of our Series A Convertible Preferred Stock issued to the selling stockholders named in the Registration Statement (collectively, the “Selling Stockholders”) pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of September 26, 2016, by and among the Company and the Selling Stockholders; (ii) up to 36,923,078 shares of the Company’s common stock (the “SPA Warrant Shares”) issuable upon exercise of certain related warrants (the “SPA Warrants”) issued to the Selling Stockholders pursuant to the Purchase Agreement; (iii) 100,578 shares of the Company’s common stock (the “2013 Warrant Shares”) issuable upon exercise of certain warrants (the “2013 Warrants”) issued to the Selling Stockholders pursuant to certain amendments to the Note and Warrant Purchase Agreement, dated February 21, 2008, as amended (the “Note and Warrant Purchase Agreement”) by and among the Company and certain purchasers named therein; and (iv) 1,041,357 shares of the Company’s common stock (the “Exchange Warrant Shares” and together with the SPA Warrant Shares and the 2013 Warrant Shares, the “Warrant Shares”) issuable upon exercise of certain exchange warrants issued to selling stockholders at a warrant exercise price of $3.361 per share (the “Exchange Warrants”).

In connection herewith, we have examined:

(1)	the Amended and Restated Certificate of Incorporation of the Company;

(2)	the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company;

(3)	the Amended and Restated Bylaws of the Company;

October 26, 2016

(4)	the Registration Statement;

(5)	the Purchase Agreement and associated SPA Warrants;

(6)	the Note and Warrant Purchase Agreement and associated 2013 Warrants; and

(7)	the Amendment and Exchange Agreement, dated August 7, 2013, by and among the Company and certain holders named therein.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) the Preferred Shares and Warrant Shares have been duly authorized, and (ii) when the SPA Warrants, the 2013 Warrants and the Exchange Warrants have been exercised, and the Warrant Shares have been issued, in each case in accordance with the terms in the SPA Warrants, 2013 Warrants and the Exchange Warrants, as applicable, and including receipt by the Company of the consideration required therein, the Warrant Shares will be validly issued, fully paid and nonassessable.

This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption

October 26, 2016

“Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the securities addressed herein. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Bryan Cave LLP